Exhibit 5.1

250 VESEY STREET • NEW YORK, NEW YORK 10281-1047 TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

January 25, 2019

Westinghouse Air Brake Technologies Corporation
1001 Air Brake Avenue
Wilmerding, Pennsylvania 15148-0001

Re:	Registration Statement on Form S-4 by Westinghouse Air Brake Technologies Corporation

Ladies and Gentlemen:

We have acted as counsel to Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 98,480,083 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Agreement and Plan of Merger, dated as of May 20, 2018, and amended as of January 25, 2019 (the “Merger Agreement”), by and among the Company, General Electric Company, a New York corporation, Transportation Systems Holdings Inc., a Delaware corporation, and Wabtec US Rail Holdings, Inc., a Delaware corporation.  The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 20, 2018 (Registration No. 333-227444) (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued pursuant to the terms of the Merger Agreement, as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADH • SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Westinghouse Air Brake Technologies Corporation
January 25, 2019

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus-information statement constituting a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day